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                                                                    Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 8, 1994, except as to the stock split described in Note 10 and the third paragraph of Note 10, which are as of November 1, 1996, which appears on page F-3 of the Form S-1 Registration Statement, relating to financial statements of Firearms Training Systems, Inc. and its subsidiary for the year ended March 31, 1994. We also consent to the application of such report to the Financial Statement Schedule for the year ended March 31, 1994, listed under Item 16(b) of the Form S-1 Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Atlanta, Georgia
February 19, 1997